                                                                    EXHIBIT 99.1

NEWS BULLETIN
FROM:


                                              [SIZZLER INTERNATIONAL, INC. LOGO]

The Financial Relations Board             RE:  SIZZLER INTERNATIONAL, INC.
 B S M G  W O R L D W I D E                    6101 W. Centinela Ave., Suite 200
                                               Culver City, CA 90230
                                               (310) 568-0135
                                               NYSE: SZ




AT THE COMPANY:                                             AT THE FINANCIAL RELATIONS BOARD:
Charles Boppell                  Kim Forster                Haris Tajyar          Tricia Ross
President and CEO                Vice President, Planning   General Information   Investor Contact
(310) 568-0135                   (310) 568-0135             (310) 442-0599        (310) 442-0599
--------------------------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
January 5, 2001

SIZZLER INTERNATIONAL ANNOUNCES BANK FINANCING


                            ----------------------

CULVER CITY, CA-- January 5, 2001--Sizzler International, Inc. (NYSE: SZ) today announced that it has entered into a new 7 year, $10 million term loan. This facility was arranged by Heller Financial, Inc. (NYSE: HF). Sizzler has currently drawn down $5 million under this facility, primarily to fund the completion of the Sizzler USA remodel program and the expansion of Oscar's.

"This facility will enable us to further expand our domestic operations by completing the remodel of our company owned Sizzler(R) units and by building new Oscar's, without repatriating funds from our Australian operations," said Charles L. Boppell, President and CEO of Sizzler International, Inc. As of the end of the second quarter, Sizzler had cash and cash equivalents of $17.7 million, of which $12.1 million was held in Australian dollars.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 345 Sizzler(R) restaurants worldwide, in addition to 104 KFC(R) restaurants primarily located in Queensland, Australia and 10 Oscar's in the southwest United States.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Sizzler intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws. Such statements may include, but

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Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities
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Sizzler International, Inc.
Page 2 of 2

are not limited to, statements regarding (i) the expected uses of the borrowed funds; and (ii) the need for and timing of future repatriation of Australian generated funds. Sizzler cautions that these statements are qualified by important factors that could cause actual results to differ from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the timing of and funding required for the completion of the Sizzler USA remodel program and the expansion of Oscar's; (b) movements in the Australian dollar exchange rate; and (c) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."





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